SUB-ITEM 77M
Mergers

Nuveen Dividend Value Fund, a series of
Nuveen Investment Funds, Inc.

811-05309


On October 12, 2012 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Large Cap Value Fund, a series of Nuveen Investment Funds, Inc. were transferred to the Nuveen Dividend Value Fund. The circumstances and details of the reorganization are contained in the 497 filing on August 27, 2012, accession number 0001193125-12-369294, which materials are herein incorporated by reference.